UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SUPERIOR ENERGY SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
2009 STOCKHOLDER NOMINATIONS AND PROPOSALS

SUPERIOR ENERGY SERVICES, INC.
1105 Peters Road
Harvey, Louisiana 70058

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Superior’s annual stockholders’ meeting will be held at 9:00 a.m. on Wednesday, May 21, 2008, at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170. At the meeting, stockholders will be asked to:

1.	elect directors;

2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008; and

3.	consider any other business that may properly come before the meeting.

Only holders of record of our common stock as of the close of business on March 31, 2008 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or instruction card and return it promptly in the enclosed envelope, or vote by one of the other methods specified in this proxy statement. If you attend the annual meeting, you may vote your shares in person, even if you have sent in your proxy.

By Order of the Board of Directors

Greg Rosenstein
Secretary

Harvey, Louisiana
April 18, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2008.

This proxy statement and the 2007 annual report
are available at http://ww3.ics.adp.com/streetlink/SPN.

SUPERIOR ENERGY SERVICES, INC.
1105 Peters Road
Harvey, Louisiana 70058

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being mailed to our stockholders on or about April 18, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	Our Board of Directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on March 31, 2008, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning April 18, 2008. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our stockholders will be asked to elect our directors, ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008 and consider any other matter that properly comes before the meeting.

Q:	When and where will the meeting be held?

A:	The meeting will be held at 9:00 a.m. on Wednesday, May 21, 2008, at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2008 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him on the card.

Q:	How many votes do I have?

A:	You have one vote for every share of our common stock that you owned on the record date.

Q:	How many votes can be cast by all stockholders?

A:	As of the record date, we had 80,896,169 shares of common stock outstanding.

Q:	How many shares must be present to hold the meeting?

A:	Our By-laws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at a meeting of our stockholders. As of the record date, 40,448,085 shares constitute a majority of our outstanding stock entitled to vote at the meeting. Shares that are voted, broker non-votes, and shares for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or Internet.

Q:	Can my shares be voted if I don’t return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal. Under New York Stock Exchange rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors and the ratification of the appointment of our independent registered public accounting firm.

Q:	What vote is required to approve each item?

A:	In the election of directors, the seven persons receiving the highest number of affirmative votes will be elected. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon at the annual meeting.

Withheld votes and broker non-votes will have no effect on the voting calculations for the election of directors. Broker non-votes will have no effect on the voting calculations for the ratification of the appointment of our independent registered public accounting firm, but abstentions will count as a vote against the ratification of the appointment of our independent registered public accounting firm.

Q:	How do I vote?

A:	You may vote using any of the following methods:

• Proxy card or voting instruction card: Be sure to complete, sign and date the card and return it in the prepaid envelope.

• By telephone or Internet:  The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

• In person at the annual meeting:  All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Can I change my vote?

A:	Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If you are a stockholder of record and make no specifications on your proxy card, your shares will be voted (i) FOR the director nominees and (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008.

Brokers holding shares of record for customers generally are only entitled to vote with respect to “discretionary” items unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers for items that are not “discretionary” items, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.” Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of items that are not “discretionary.” Broker non-votes will have no effect on either the voting calculations for the election of directors or the ratification of the appointment of our independent registered public accounting firm.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. In addition to solicitations by mail, we have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies at an estimated fee of $8,000. Our officers and employees may request the return of proxies by personal conversation or by telephone or telecopy. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be decided at the meeting?

A:	The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS

The size of our Board has been fixed at seven directors. Proxies cannot be voted for a greater number of persons. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the seven nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any nominee should decline or be unable to serve for any reason, votes will be cast for a substitute nominee designated by the Board. The nominees have advised us that they will serve on the Board if elected.

Information About Directors

The Nominating and Corporate Governance Committee recommends, and the Board nominates, the following seven individuals for election as directors at the annual meeting:

Harold J. Bouillion, 64, has served as a Director since November 2006. Mr. Bouillion is currently the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services, a position he has held since 2002. Between 1966 until 2002, Mr. Bouillion was with KPMG LLP where he served as Managing Partner of the New Orleans office from 1991 through 2002.

Enoch L. Dawkins, 70, has served as a Director since August 2003. He has over 40 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as president of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career included numerous management positions domestically and internationally with Ocean Drilling and Exploration, a company he joined in 1964, including serving as President from 1989 until its acquisition by Murphy Oil Company in 1991. Mr. Dawkins is also a director of Energy Partners, Ltd.

James M. Funk, age 58, has served as a Director since May 2005. Mr. Funk is presently an independent oil and gas consultant. Mr. Funk served as a director of Westport Resources Company from April 2000 until its merger with Kerr McGee Corporation in June 2004. Mr. Funk also served as President of Equitable Production Company, from June 2000 until December 2003. Prior to this, Mr. Funk worked for 23 years at Shell Oil Company, where he served in a variety of executive and management capacities, most recently as President of Shell Continental Companies (January 1998 through January 1999). Mr. Funk holds a PhD in geology and is a certified petroleum geologist. Mr. Funk also serves as a director of Matador Resources Company, a private oil and gas company headquartered in Dallas, Texas.

Terence E. Hall, 62, has served as the Chairman of the Board, Chief Executive Officer and a Director since December 1995. From December 1995 until November 2004, he also served as our President. Since 1989, he has also served as President and Chief Executive Officer of our wholly-owned subsidiaries Superior Energy Services, L.L.C. and Connection Technology, L.L.C., and their predecessors.

Ernest E. “Wyn” Howard, III, 65, has served as a Director since January 2005. Mr. Howard retired as a director of Stratus Properties, Inc. in 1996, where he previously served as President and Chief Executive Officer. He also previously served as Chief Financial Officer, Executive Vice President and a director of Freeport-McMoRan Copper & Gold Inc. In the 1970s and 1980s, Mr. Howard served in a variety of executive capacities with Freeport-McMoRan, Inc. and its predecessor company, McMoRan Oil & Gas Co. Since March 2003, Mr. Howard has also served as a Trustee and member of the Audit Committee and Nominating Committee of Capital One Funds.

Richard A. Pattarozzi, 64, has served as a Director since June 2002. Mr. Pattarozzi retired as a Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Global Industries, Ltd., Tidewater, Inc. and FMC Technologies, Inc and serves as the Non-Executive Chairman of the Board of Directors of Stone Energy Corporation.

Justin L. Sullivan, 68, has served as a Director since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior operating and financial management positions with various companies in the forest products industry. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University. Mr. Sullivan holds an MBA (accounting option) from Tulane University and is a certified public accountant.

CORPORATE GOVERNANCE

The Board is responsible for our management and direction and for establishing broad corporate policies. The Board and various committees of the Board regularly meet to review and discuss operating, compensatory and financial reports presented by management as well as reports by experts and other advisors. The Board also discusses and reviews succession planning and management development activities.

Meetings of the Board; Meeting Attendance

There were 6 Board meetings in 2007. Each director attended at least 75% of the meetings of the Board and the committees of which he was a member. The Board of Directors has determined that the following directors are “independent” within the meaning of the New York Stock Exchange (NYSE) listing standards currently in effect: Ernest E. Howard, III, Richard A. Pattarozzi, Justin L. Sullivan, James M. Funk and Harold J. Bouillion. Under NYSE listing standards, our Board is not able to consider our sixth non-management director, Enoch L. Dawkins, “independent” because one of his sons-in-law is a consulting principal with KPMG LLP, our independent registered public accounting firm.

The Board has adopted a policy that recommends that all directors personally attend each stockholders meeting. At the last annual meeting of stockholders held on May 23, 2007, all of our directors were in attendance.

Board Committees

Our Board has, as standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Reserves Committee. The Board has affirmatively determined that each member of each of our standing committees has no material relationship with the Company and is also

“independent” within the meaning of NYSE listing standards, with the exception of Mr. Dawkins, as noted above. Members of the individual committees are named below:

Nominating and
Audit	Compensation	Corporate Governance	Reserves Committee

J.L. Sullivan*	R.A. Pattarozzi*	E.E. Howard III*	J.M. Funk*
R.A. Pattarozzi	J.L. Sullivan	J.M. Funk	R.A. Pattarozzi
E.E. Howard III	J.M. Funk	J.L. Sullivan	E.L. Dawkins
H.J. Bouillion	H.J. Bouillion

*	Chairman of the committee

Each of the Board’s “standing” committees (Audit, Compensation, Nominating and Corporate Governance and Reserves Committees) has adopted a written charter that has been approved by the Board. Copies of these charters, as well as copies of our Corporate Governance Guidelines and our Code of Business Ethics and Conduct, are available on the investor relations page of our website at www.superiorenergy.com and are available in print upon request.

Audit Committee

The Audit Committee is primarily responsible for assisting the Board in fulfilling its fiduciary duties to our stockholders with respect to financial matters. The Audit Committee is primarily responsible for evaluating and selecting the Company’s independent auditors, approving the nature and scope of services performed by the independent auditors and reviewing the range of fees for such services, conferring with the independent auditors and reviewing the results of their audits, overseeing the Company’s annual evaluation of the effectiveness of internal control over financial reporting and the Company’s internal audit function. The Audit Committee met seven times during 2007. The Board has determined that each of Justin L. Sullivan, Ernest E. Howard, III and Harold J. Bouillion qualify as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee determines the nature and amount of compensation of all of our executive officers, including our chief executive officer, determines the amount of equity awards granted to employees, provides guidance and makes recommendations to management regarding employee benefit programs and administers our long-term incentive plans. The Compensation Committee met ten times during 2007.

Our chief executive officer makes recommendations to the Compensation Committee for salary, bonus, and long-term incentive awards for all executive officers except himself. He develops these recommendations based on competitive market information, the Company’s compensation strategy, his assessment of the individual performance and tenure of the executives. The Compensation Committee discusses the recommendations with the chief executive officer, then either approves or modifies the recommendations as it determines is appropriate. Regarding the chief executive officer’s compensation, the Compensation Committee reviews the competitive market information and determines changes to pay and incentive awards based on the compensation strategy and their assessment of his performance.

Since May 2007, the Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”), an independent compensation consultant, to advise the committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation programs. At the Compensation Committee’s request, Pearl Meyer conducted an executive compensation review to benchmark the Company’s senior executive compensation relative to an industry peer group selected by the Compensation Committee with input from the compensation consultant and management and published market survey data. This review and the related market information are discussed in more detail under “Compensation Discussion and Analysis — Role of Compensation Consultant and Use of Benchmarking Data.”

The terms of our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934; however, the committee has not delegated this authority to any individual.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, determining the composition of the Board and Board committees, monitoring the process to assess Board effectiveness and developing and implementing our corporate governance guidelines. The Nominating and Corporate Governance Committee also reviews the compensation of our non-management directors, and requested that PM&P conduct a review of our non-management director compensation program in late 2007. The Nominating and Corporate Governance Committee met six times during 2007.

Reserves Committee

The Reserves Committee evaluates and selects the Company’s independent engineering consultants, verifies the qualification and independence of the Company’s independent engineering consultants, evaluates the performance of the Company’s independent engineering consultants and reviews the Company’s internal procedures relating to reserves disclosure, including significant reserves engineering principles. The Reserves Committee met four times in 2007.

Nominee Qualifications

When seeking candidates for director, the Nominating and Corporate Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts. The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our By-laws. We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2008 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director.

Stockholders who would like to propose a director nominee may do so by sending written notice containing the information required by our By-laws by mail, c/o Secretary, Superior Energy Services, Inc. 1105 Peters Road, Harvey, Louisiana 70058. For the 2008 annual meeting, we did not receive timely notice of director nominations from any stockholder. Stockholder recommendations will be considered for inclusion in our proxy materials only if received no later than the 120th calendar day before the first anniversary of the date our proxy statement was released to shareholders in connection with this year’s annual meeting (no later than December 19, 2008) with respect to recommendations for nominees to be considered at the 2009 annual meeting of stockholders.

The Nominating and Corporate Governance Committee believes that nominees to our Board of Directors must meet the following minimum qualifications: the nominee must have achieved significant success in business or have extensive financial expertise, particularly in the energy industry; must be committed to representing the long-term interests of our stockholders; and must have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

In addition, with respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Each of the nominees for director at the 2008 annual meeting of stockholders is a current director standing for re-election. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director suggested by stockholders using the process set forth in our By-laws.

Executive Sessions; Lead Director

The Board has adopted a policy providing that the non-management directors meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. The policy also provides that the Board elect a lead director each year. The lead director’s responsibilities include presiding over the executive sessions of the non-management directors and at other meetings of the Board in the absence of the Chairman. He communicates any issues discussed by the non-management directors back to the Chairman, confers with the Chairman at intervals between Board meetings, and assists in planning for Board and Committee meetings. In addition, he acts as a liaison between the Board and the Chairman to ensure close communication and coordination between them and to promote a harmonious and effective relationship. The Board elected Mr. Dawkins to serve as lead director of the Board until the 2008 annual meeting of stockholders. In addition, our independent directors meet periodically in executive session.

Stock Ownership Guidelines

On March 2, 2007, the Board of Directors approved stock ownership guidelines applicable to our non-management directors. Under the guidelines, each non-management director is required to own shares of stock equal in value to five times the annual retainer paid to the directors. The directors will have five years to comply with the guidelines, and the restricted stock units held by the directors (which are described below) will be counted towards their ownership requirements.

Communications with the Board

Stockholders and other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by sending a letter by mail addressed to Secretary, Superior Energy Services, Inc. 1105 Peters Road, Harvey, Louisiana 70058. The secretary will forward the communication directly to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee was composed entirely of non-management directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

DIRECTOR COMPENSATION

Our non-management directors receive an annual retainer of $40,000 a year. The chairman of the Audit Committee receives an additional retainer of $20,000 a year; the chairman of the Compensation Committee receives an additional retainer of $15,000 a year; the chairman of each of the Nominating and Corporate Governance Committee and the Reserves Committee receives an additional retainer of $10,000 a year; and our lead director receives an additional retainer of $12,000 a year. These amounts are paid in equal monthly installments. Non-management directors also receive a $1,500 fee for each Board and committee meeting attended. Effective January 29, 2008, the lead director’s annual retainer was increased to $25,000 per year.

In order to closely align the non-management directors’ compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in equity in accordance with the terms of our Amended and Restated 2004 Directors Restricted Stock Units Plan (the “Directors Plan”). Under the terms of the

Directors Plan, on the day following each annual meeting of stockholders, each non-management director is automatically granted a number of restricted stock units (“RSUs”) having an aggregate value equal to a specified dollar amount set by the Board of Directors (the “RSU Compensation Amount”), which was $140,000 for 2007. The exact number of units granted is determined by dividing the RSU Compensation Amount by the fair market value of our common stock on the day of the annual meeting. An RSU represents the right to automatically receive from us, within 30 days of the date the participant ceases to serve on the Board, one share of our common stock. In addition, upon any person’s initial election or appointment as an eligible director, otherwise than at an annual meeting of stockholders, such person will receive a pro rata number of RSUs based on the number of full calendar months between the date of grant and the first anniversary of the previous annual meeting. The RSU Compensation Amount for 2008 will be determined at the Board meeting held immediately after the 2008 annual meeting of stockholders.

The table below summarizes the compensation of our non-management directors for fiscal year ended December 31, 2007. Mr. Hall does not receive any special compensation for his service as a director. His compensation as an executive is reflected in the “Summary Compensation Table” herein. All non-management directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

2007 Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards
Name	(1)	(2)(3)	Total

Mr. Bouillion	$69,667	$159,537	$229,204
Mr. Dawkins	$63,167	$159,537	$222,704
Mr. Funk	$98,167	$159,537	$257,704
Mr. Howard	$73,667	$159,537	$233,204
Mr. Pattarozzi	$92,000	$159,537	$251,537
Mr. Sullivan	$98,667	$159,537	$258,204

(1)	Amounts shown reflect fees earned by the directors during 2007. Prior to May 1, 2007, our non-management directors received an annual retainer of $30,000 a year. Effective May 1, 2007, the annual retainer was increased to $40,000 a year.

(2)	The amounts included represent the compensation cost we recognized in 2007 related to the outstanding restricted stock unit awards, as described in Statement of Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 3 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. On May 23, 2007, each non-employee director received an award of 3,481 restricted stock units with a grant date fair value of $140,000 as determined under FAS 123(R).

(3)	As of December 31, 2007, the non-management directors had the following stock and option awards outstanding:

	Restricted
Director	Stock Units	Options

Mr. Bouillion	4,826	—
Mr. Dawkins	11,916	20,000
Mr. Funk	8,655	—
Mr. Howard	9,140	—
Mr. Pattarozzi	11,916	30,000
Mr. Sullivan	11,916	40,000

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2007 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

FMR Corp.	6,810,895 (1)	8.5%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	In Amendment No. 3 to the Schedule 13G filed by FMR Corp. with the SEC on February 14, 2008, FMR Corp. reported that it has sole power to vote or direct the vote of 1,211,807 shares of common stock, and sole power to dispose or direct the disposition of all 6,810,895 shares of common stock.

Stock Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of March 10, 2008 by (i) our directors, (ii) our chief executive officer, chief financial officer and three other most highly-compensated executive officers, and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

A. Patrick Bernard	118,706		*
Kenneth L. Blanchard	449,975	(2)	*
Harold J. Bouillion	7,826	(3)	*
Enoch L. Dawkins	31,916	(3)	*
James M. Funk	10,655	(3)(4)	*
Terence E. Hall	903,234		1.1%
Ernest E. Howard	14,140	(3)	*
Richard A. Pattarozzi	41,916	(3)	*
Justin L. Sullivan	61,916	(3)	*
Robert S. Taylor	303,534		*
Gregory L. Miller	131,529		*
All directors and executive officers as a group (17 persons)	2,547,989		3.1%

*	Less than 1%.

(1)	Includes the number of shares subject to options that are exercisable by May 10, 2008, as follows: Mr. Bernard (105,122), Mr. Blanchard (370,797); Mr. Dawkins (20,000); Mr. Hall (837,527); Mr. Pattarozzi (30,000); Mr. Sullivan (40,000); Mr. Taylor (285,863); Mr. Miller (120,549); and all other executive officers as a group (408,764).

(2)	Includes 15,794 shares held by Mr. Blanchard’s spouse, of which Mr. Blanchard is deemed to be the beneficial owner.

(3)	Includes the number of shares the director has the right to receive through the grant of Restricted Stock Units, as follows: Mr. Bouillion (4,826), Mr. Dawkins (11,916), Mr. Funk (8,655), Mr. Howard (9,140), Mr. Pattarozzi (11,916), and Mr. Sullivan (11,916). Each Restricted Stock Unit vests immediately upon grant, but the shares of common stock payable upon vesting will not be delivered to the director until he ceases to serve on our board of directors.

(4)	Includes 2,000 shares held jointly with Mr. Funk’s spouse.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Summary Compensation Table below (the “named executive officers”).

The Compensation Committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for stockholders. The committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain executives with the skills, educational background, experience and personal qualities needed to successfully manage our business.

Our executive compensation program is intended to provide incentives for executives to:

•	Remain with the Company over the long-term, especially through the industry cycles

•	Outperform our peers, in terms of both short and long term performance

•	Deliver performance that consistently meets or exceeds expectations

•	Establish a reputation as an industry leader in safety performance

To achieve these objectives, the Company uses several different compensation elements that are geared to both the short-and long-term performance of the Company. The following principles influence the design and administration of the Company’s executive compensation program:

•	Compensation should be directly related to performance

We believe that executive compensation should be highly influenced by and correlated to the Company’s overall performance and stockholder return. In addition, the performance of the executive and the teamwork exhibited by the executive must be considered. We work to design plans that pay out based on the achievement of specific performance targets, realizing that the goal-setting process and the administration of incentive compensation plans in our industry are less than perfect primarily due to its historical volatility and cyclicality as a result of commodity pricing. We also believe that incentive compensation should make up the largest part of an executive’s compensation package, and the incentive portion should increase when performance warrants, and decrease when it does not. Our total compensation program for executives includes short and long-term incentives, which are both directly linked to company performance through the performance criteria in the program.

•	Compensation levels should be competitive

We are committed to providing a competitive compensation program for our executives as well as all of our employees. It is critical in the energy industry to provide competitive pay, without which it is very difficult to attract and retain the caliber of talent required to be successful in our industry. The Compensation Committee has approved, with input from management and the Committee’s compensation consultant, our pay strategy relative to the market. We have established a process for evaluating the competitiveness of all elements of direct compensation, including base pay, short-term and long-term incentives.

•	The majority of executive compensation should be at risk

For the executive team, the majority of the compensation program is at risk through short-term and long-term incentives. We consider incentives to be at-risk if the compensation opportunity at the start of the performance cycle can vary depending upon the Company’s performance. Our executives receive payments under our annual cash bonus program only when the Company meets or exceeds annual established goals approved by the Committee. Our long-term awards, which are split between time- and performance-based incentives, are also at-risk compensation. The ultimate value of the performance-based, long-term incentives is based upon the extent to which the Company outperforms its industry peers over a three-year period, and the ultimate value of the time-vested awards is determined by the Company’s stock price at vesting. By having a compensation program for executives that emphasizes pay at risk, we believe we strengthen the alignment between pay and stockholder interests. See “Components of Executive Compensation — Long Term Incentives” herein for more information.

•	Incentive compensation should balance short- and long-term performance

In designing our incentive compensation programs, we have attempted to strike a meaningful balance between short-term motivation and long-term value. For example, we utilize an annual incentive compensation program that rewards executives for the achievement of annual goals geared to the profitability and safety performance of the Company. However, so as not to overemphasize the short-term at the expense of the long-term, we provide long-term incentive opportunities which have significantly more potential reward value to the executive if goals are met and share price grows. As part of our annual evaluation of the compensation program, we consider whether the program is balanced in terms of base pay and incentives, both short-term and long term.

•	Compensation programs should provide an element of retention and motivate executives to stay with the Company long-term

A primary focus of our compensation program is to motivate executives to stay with the Company and create long-term stability for the Company. We believe one of the keys to retaining key employees is to provide a competitive total compensation opportunity. To reinforce this objective, we have included design elements in the program that provide strong retention incentives. Executives forfeit their opportunity to earn a payout from the performance-based long-term incentives (PSUs) if they voluntarily leave the Company before the three-year performance cycle is complete, except in the case of retirement. Also, the use of time-vested restricted stock and stock options provide a strong incentive for employees to stay with the Company.

•	Compensation programs should encourage executives to own Company stock

We have taken several steps to encourage our executives to be owners of Company stock and thereby have a strong alignment with stockholder interests. First, time-vested awards in our long-term incentives include restricted stock grants. Second, if payout occurs with our performance-based long-term incentives (PSUs), the value of the payment to the executive can be made with up to 50% stock (which was done in 2008 for the PSUs that vested at the end of 2007). Finally, starting in 2007, we adopted stock ownership guidelines, which require our executive officers to own shares of Company stock equivalent to a stated multiple of the executive’s base salary. The multiple varies depending on the executive’s job title. See “Executive Compensation Policies and Procedures — Stock Ownership Guidelines” herein for more information.

Role of Management in Setting Compensation

Our chief executive officer is involved in recommending the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Committee regarding salary adjustments, discretionary bonus awards under the annual incentive program and long term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of the individual’s performance and contributions, the performance of his business unit (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions, and the Company’s performance. Although the Committee considers the CEO’s recommendations, the Committee makes all final determinations regarding executive compensation.

Role of Compensation Consultant and Use of Benchmarking Data

Until December 2006, the Committee engaged Mercer Human Resource Consulting, an independent compensation consultant, to advise the Committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation programs. In December 2006, the primary consultant with Mercer, who had provided advice to the Committee, resigned from Mercer. After interviewing several consulting firms, the Committee engaged Pearl Meyer & Partners (“PM&P”) as its executive compensation consultant effective May 2007. PM&P has also provided limited non-executive consultation services to management, including the provision of salary survey data and benchmarking of certain job classifications. As these services provided to management related exclusively to non-executive positions and the total cost of these services was less than 12% of the total fees paid to PM&P for 2007, the Committee does not believe this impacts PM&P’s independence.

Annual Benchmarking Process, Peer Group and Survey Data

The Committee previously established a peer group consisting of 12 oilfield services companies (the “Performance Peer Group”) against which it evaluates the Company’s financial performance. During 2007, considering changes that have occurred in the industry since the Performance Peer Group was established and the increased size and scope of the Company’s operations, the Committee, with assistance from PM&P, established a new, expanded peer group to benchmark executive compensation (the “Compensation Peer Group”). The Compensation Peer Group is comprised of 14 companies in the same industry with comparable revenue ranges, and includes companies with whom we compete for executive talent as well as performance. The Committee used the Compensation Peer Group in its evaluation of executive compensation for 2007. The Committee determined, however, that it was appropriate to continue to use the Performance Peer Group to measure our financial performance under the LTI program for 2007, as the LTI program was originally structured with the Performance Peer Group in mind and we have used the Performance Peer Group since the inception of that program. This program is described further below.

Performance Peer Group (used to evaluate the Company’s financial performance)	Compensation Peer Group (used to evaluate executive compensation)

BJ Services Company
Helix Energy Solutions Group, Inc.
Helmerich & Payne, Inc.
Oceaneering International, Inc.
Oil States International, Inc.
Pride International, Inc.
RPC, Inc.
Seacor Holdings Inc.
Smith International, Inc.
Tetra Technologies, Inc.
W-H Energy Services, Inc.
Weatherford International, Ltd.	Basic Energy Services, Inc.
BJ Services Company
Cal Dive International, Inc.
Complete Production Services
Global Industries Ltd.
Helix Energy Solutions Group, Inc.
Hercules Offshore, Inc.
Oceaneering International, Inc.
Oil States International, Inc.
RPC, Inc.
Smith International, Inc.
Tetra Technologies, Inc.
W-H Energy Services, Inc.
Weatherford International, Ltd.

The Committee annually requests its consultant to conduct an executive compensation review to benchmark the Company’s senior executive compensation relative to the peer group and published market survey data. During 2007, at the Committee’s request, PM&P conducted this executive compensation review, comparing all components of our compensation program to that of the Compensation Peer Group. PM&P was also asked to examine long-term incentive trends and summarize market norms, including evaluation of share allocation and dilution levels. The Committee used this study to evaluate executive compensation levels, including base salary and actual incentive payouts relative to the market and the Company’s stated strategy.

PM&P also used broad-based compensation survey data to develop competitive market data. Generally, the survey data was from certain proprietary general executive compensation databases and a proprietary energy compensation database. The Committee believes that use of survey data is an important element of our compensation evaluation because it includes companies from the broader energy industry that influence the competitive market for executive compensation levels. Further, survey data is drawn from the surveys representing companies that are considered appropriate to compare to Superior in terms of size and scale.

The Committee has reviewed and evaluated an executive tally sheet that contained a listing and quantification (as appropriate) of each component of our compensation program for our senior executive officers in 2007, including special executive benefits and perquisites as well as accumulated values (e.g., stock option holdings) and other contingent compensation such as severance arrangements. The various components of our executive compensation program are described in detail in the sections to follow.

Components of Executive Compensation

The main components of our executive compensation program are base salary, annual bonus and long-term incentives. Overall, the Company positions the majority of the executive compensation program to be at-risk based on the Company’s performance, with a specific emphasis on long-term performance. As an executive’s level of responsibility increases, a greater portion of total compensation is at risk, creating the potential for greater variability in the individual’s compensation level from year to year. The Committee believes that its current combination of programs provides an appropriate mix of fixed and variable pay, balancing short-term operational and long-term performance, and encouraging executive retention. A description of each element of the Company’s compensation program follows.

Base Salary

The primary role of the Company’s base salary element is to compensate executives for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing base cash compensation for our executives, we target the market median. Specifically, we strive for overall executive salaries to be close to the market median on a composite basis. We generally consider individual base salaries that are either +/− 10% of the market median to be within the competitive range of the median target. As described below, however, due to constant increases in the market levels, the Company’s growth and our practice of setting salary levels “close” to the market median, the base salaries of certain of our executives, including our CEO, have consistently fallen below the median in recent years. Considering the Company’s exceptional performance, the committee believed this positioning did not adequately compensate our most senior executives for the value they bring to the Company. As such, our recent base salary increases have moved our three highest paid executives to approximately 20% above the market median. We believe this market positioning provides our executive team with a competitive base salary, enabling us to attract and retain the executive talent necessary to carry out the Company’s business strategy.

When base salaries of all executive officers were reviewed in late 2006, they were, as a group, 18% below the market median on an overall basis, and lower, relative to median, than the previous year. This result was caused by several factors, including the Company’s growth, re-organization of the executive team which expanded the job responsibilities of several officers, and the promotion of one officer. When determining annual base salaries, the Committee considered these factors and the Company’s need to plan for future growth and development, and approved base salary increases for the executive officers effective April 1, 2007. While the adjustments varied among the officers, the overall base salary increase was 21%. The market study also found the CEO’s base salary to be 13% below the market median. Considering the Company’s continued growth and profitability and continued strategic initiatives to position the Company for future growth while delivering positive stockholder returns, the Committee adjusted the CEO’s salary to $725,000, an increase of 23%, effective April 1, 2007. This increase moved the CEO’s salary to 7% above the market median. After considering the executive compensation review performed by PM&P in late 2007, and considering the increased growth and profitability of the Company during 2007, the Committee raised executive base salaries effective January 1, 2008. The adjustments varied among the named executive officers (increases ranged from 4.3% to 16.7%), but the overall base salary increase was 7.7% for the named executive officers. The CEO’s base salary increased by 4.8% to $760,000, and moved him to 18% above the market median.

Annual Incentive Bonus

The purpose of the Company’s annual incentive bonus program is to reward executives for achievement of annual operational, financial and safety goals. Although the Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executives the opportunity to earn significantly higher payments depending on the extent to which these performance objectives are exceeded. Further, in line with our pay-for-performance philosophy, the Committee has also made additional discretionary cash awards to recognize exceptional Company performance, as was the case in 2007.

In administering the plan, the Committee annually approves the minimum, target and maximum award opportunities for all the executives and the annual incentive plan goals at the beginning of the performance cycle. For the 2007 plan year, the Committee approved pre-tax income as the performance measure for the plan. Executive officers were eligible to receive an annual incentive bonus based on a target percentage of their base salary. They could earn more, or less, than the target amount based on the level of achievement as measured against the pre-tax income goals.

The possible bonus payout levels for 2007 for each named executive officer, stated as a percentage of the officer’s salary, are as follows:

Named Executive Officer	Minimum	Target	Maximum

Mr. Hall	45%	90%	180%
Mr. Blanchard	37.5%	75%	150%
Mr. Taylor	32.5%	65%	130%
Mr. Bernard	30%	60%	120%
Mr. Miller	27.5%	55%	110%

The minimum, target and maximum pre-tax income goals were set at levels equivalent to 40th, 60th, and 84th percentile, respectively, of relative earnings per share (EPS) growth from 2006 to 2007 for the Performance Peer Group. These goals were set at the beginning of the fiscal year using projections made by industry financial analysts and compiled by Thompson Financial First Call database. This methodology resulted in a minimum goal that is 91.5% of the target goal and a maximum goal that is 110.4% of the target goal.

Assuming the particular executive officer qualified for a annual incentive bonus payout, the payout could either be reduced by a maximum of 25% if pre-determined “base” metrics were not met or increased by a maximum of 12.5% for achieving “stretch” targets. The metric applicable to the Company’s executive officers was safety performance. Total Recordable Incident Rate (TRIR) and Lost Time Incident Rate (LTIR) were used to measure safety performance for their area of responsibility.

In January 2008, the Committee reviewed the results of the 2007 annual incentive bonus program and the bonus recommendations submitted by the CEO for each executive officer except himself. For the primary performance measures, the Company had an exceptional year, achieving 104.2% of the maximum pretax income goal and superior results in terms of the safety metrics, resulting in the additional 12.5% of salary for achieving the “stretch targets.” After considering the accomplishments of the executive team during 2007, which have positioned the Company for future growth, and the Company’s exceptional performance in 2007, including record results in total revenues ($1.6 billion), income from operations ($466 million) and earnings per share ($3.41), the Committee approved the CEO’s recommendations for making additional discretionary award payments outside of the annual incentive program. These payments ranged from an additional 18% to 41% of base salary for participants other than the CEO. The Committee also considered a discretionary bonus award for the CEO. After considering the same factors outlined above, and discussing Mr. Hall’s performance during 2007 and his impact on the growth, profitability and strategic direction of the Company, the Committee approved a discretionary award of $250,000, or 36%, of his total 2007 base salary. Mr. Hall’s total bonus payment amounted to approximately 240% of his total 2007 base salary.

In January 2008, the Committee also approved the parameters of the annual incentive program for 2008, providing for minimum, target and maximum annual incentive award levels, as a percentage of salary, based upon the achievement of 90%, 100% and 110% of pretax income goals established at the beginning of the year. As in 2007, the annual cash incentive award payout levels will vary depending on the executive’s position.

Long-Term Incentives

The purpose of our long-term incentive program is to focus executives on long-term Company goals, growth and creation of stockholder value. Under the long-term incentive (“LTI”) program, we grant a mix of long-term incentive awards, including stock options, restricted stock and performance share units (PSUs). Consistent with the Company’s compensation philosophy, the Committee believes stock-based incentive awards are one of the best ways to align the interests of our executives with those of our stockholders. In addition, the terms of the PSUs reflect the Committee’s belief that executive compensation should be tied to Company performance. The PSUs provide our executives the opportunity to earn at or above the 75th percentile of the market if the Company achieves the maximum level of performance relative to its peers as described below.

Description of Program

As mentioned above, the Company’s LTI program provides for annual grants of stock options, restricted stock and PSUs. These awards vest over a three-year period, with the stock options and restricted stock vesting in annual increments during the three-year period. The ultimate value of each of these awards depends upon Company performance. In addition, the stock options and restricted stock awards contain forfeiture provisions, requiring the executive to return the award or any gain thereon if he engages in certain competitive activity with the Company during his employment or within three years thereafter, and the PSUs restrict a participant’s ability to be afforded retiree treatment if he engages in certain competitive activity prior to the payout date of the PSUs. We believe these awards further our compensation philosophies for the following reasons:

•	Stock Options. The value of a stock option depends entirely on the long-term appreciation of the Company’s stock price. Since the value of a stock option depends on the Company’s share price, we believe that this compensation vehicle serves to motivate executives to continue to grow the value of the Company’s stock over the long term.

•	Restricted Stock. Restricted stock awards are widely used in the energy industry to strengthen the link between stockholder and employee interests, while motivating employees to remain with the Company. This is especially true in a cyclical industry in which the value of the Company’s stock may fluctuate significantly between the industry cycles. Our use of restricted stock is intended to provide just such a bridge between the near- and long-term interests of stockholders, and smooth out the volatility of the industry cycles. By this mechanism, employees are more likely to remain with the Company, even during periods of stock price volatility. Further, we believe the use of restricted stock as a long-term incentive award helps motivate executives to take measured risks. This is accomplished because the incentive value to the executive is not entirely dependent on significant price appreciation.

•	Performance Share Units. PSU’s are awards of units assigned an initial target value of $100 which can be earned by participants if the Company achieves certain pre-established performance goals. For both the 2007 and 2008 grants, the Committee used two performance criteria for the PSUs: (i) return on invested capital (“ROIC”); and (ii) total stockholder return. The PSUs thus link the Company’s long-term performance directly to compensation received by executive officers and other key employees and encourage them to make significant contributions towards increasing ROIC and, ultimately, total stockholder return. These awards provide the executives the opportunity to earn a value per unit of $0 to $200 based on the Company’s performance over a three year period. In each case the performance is measured relative to the Performance Peer Group, which is described in the section “Role of Compensation Consultant and Use of Benchmarking Data.” Grants of PSUs provide for the payout of up to 50% in shares of common stock at the Committee’s discretion and the remainder in cash following the end of the three year performance period, if the recipient has met continued service requirements.

Under both performance criteria, the maximum, target and minimum levels are met when our ROIC and stockholder return are in the 80th percentile, 60th percentile and 40th percentile, respectively, as compared to the ROIC and total stockholder return of the Performance Peer Group, as described in the table below:

		Percent of
		Date-of-Grant Value
	Percent of	of PSU Received for
	Date-of-Grant Value	Relative Total	Total Percent of
Performance Level	of PSU Received for	Shareholder Return	Date-of-Grant Value
Relative to Performance Peer Group	Relative ROIC Level	Level	of PSU Received

(Below 40th Percentile)	0%	0%	0%
Minimum (40th Percentile)	25%	25%	50%
Target (60th Percentile)	50%	50%	100%
Maximum (80th Percentile or above)	100%	100%	200%

Results that fall in-between the “maximum,” “target” and “minimum” levels of both performance criteria will be calculated based on a sliding scale.

Determination of 2007 Awards

In December 2006, the Committee established and made grants under the LTI program for 2007. Under the program, each of the executive officers has a target percentage established to determine the award values under the LTI program. After considering Mercer’s market study in 2006, the increased size and scope of the Company and in order to remain competitive with the market median, the Committee set the target percentages of the executive officers for 2007 awards as follows (each representing a percentage of the officer’s base salary): CEO — 375%, COO — 275%, CFO — 250%, the Senior EVP to 225% and 175% for the EVPs. In determining the awards for the executives, the Committee considered a recommendation by the CEO, which considered many factors, including the Company’s performance, the individual performance of the executives, the calculated share usage and associated accounting expense, and the Company’s overall financial and non-financial results. The overall recommended award was 26% above the LTI targets established for each executive (using the 75th percentile in the market as a guide) following the review of Mercer’s market study. Considering the Company’s record results relative to our internally established goals and the performance of our Peer Group, the Committee approved the CEO’s recommendation for the other officers and used the same factors in determining the CEO’s award. The 2007 award mix for executive officers was 25% in stock options, 25% in restricted shares and 50% in PSUs.

Determination of 2008 Awards

In December 2007, the Committee established and made grants under the LTI program for 2008, once again using a combination of PSU’s, restricted stock and stock options for the executive officers. The CEO made a recommendation to the Committee taking into consideration many of the same factors used for the 2007 awards, focusing on the Company’s overall financial and non-financial results, and the continuing need to remain competitive in a strong market. The Committee set the target percentages of the executive officers for 2008 awards at the same levels as the 2007 awards, except for the CEO, whose target increased to 400% of his base salary. The 2008 award mix for executive officers was 25% in stock options, 25% in restricted shares and 50% in PSUs.

Payout of 2005 PSUs

In December 2007, the PSUs granted for the performance period beginning in January 2005 vested, and were paid out to the PSU recipients. Based on the achievement of 86.3% of relative ROIC and 77.1% of relative total shareholder return, the named executive officers earned a total of $192.75 out of a maximum $200.00 per PSU granted to them in 2005. As permitted under the program, 50% of the cash value of the PSU award was paid in whole shares of our common stock, determined by reference to the closing price of our common stock on March 31, 2008

($39.62). The total value of the payout received by each named executive officer is reflected in the “Summary Compensation Table” herein and is described below:

					Equivalent
					Number of
Named Executive	Number of	Total Value of	Value Paid in	Value Paid in	Shares of
Officer	Units	PSU Payout	Cash	Stock	Stock

Mr. Hall	7,875	$1,517,906	$758,985	$758,921	19,155
Mr. Blanchard	3,250	$626,438	$313,242	$313,196	7,905
Mr. Taylor	2,500	$481,875	$240,946	$240,929	6,081
Mr. Bernard	1,575	$303,581	$151,797	$151,784	3,831
Mr. Miller	1,725	$332,494	$166,248	$166,246	4,196

Perquisites

We seek to maintain a cost conscious culture in connection with the benefits provided to executives. Further, our modest approach to providing perquisites supports our philosophy of relating the vast majority of our executives’ compensation to performance. The Company does provide each of our executive officers an automobile (either through an allowance or use of a Company owned or leased car) and also reimburses them for all deductibles, co-pays and other out of pocket expenses associated with our health insurance programs through a program called Exec-U-Care. In addition, Mr. Hall is allowed to use a corporate airplane for personal travel. We believe that such an accommodation for our chief executive officer is warranted because it promotes access to our CEO and mitigates safety concerns associated with public travel. Mr. Hall, however, reimburses the Company for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses the Company for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots.

The attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2007, are included in the “Summary Compensation Table” herein.

Post-Employment Compensation

In addition to the annual compensation received by the executive officers during 2007, we provide our executives with certain severance and change in control benefits under their employment agreements and our incentive plans. In May 2007, we entered into new employment agreements with all of our executive officers with the exception of Mr. Hall, whose previous employment agreement continues to be in effect. See discussion below under “Executive Employment Agreements.” We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers and we consider these protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, the named executive officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company without cause or by the executive with good reason. The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally to approximate the benefits each would have received had he remained employed by the Company through the remainder of the term covered by his employment agreement.

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. Under the respective award agreements, the stock options, restricted stock and performance share units will automatically vest upon a change in control of the Company. The terms of the employment agreements are discussed more fully in the section entitled “Potential Payments upon Termination or Change in Control” herein.

Nonqualified Deferred Compensation

In 2004 the Committee approved a nonqualified deferred compensation program. The purpose of the program is to provide an income deferral opportunity for executive officers and certain senior managers of the Company in order to help in the attraction and retention of these key employees.

The program is administered by the NQDC Administrative Committee, which is comprised of senior managers in the Company appointed under the direction of the Compensation Committee. Eligible participants are recommended by senior managers in the Company and approved by the NQDC Administrative Committee. Participants in the program may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 100% of the cash payment received upon payout of the PSUs. Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. The plan provides that, upon approval by the Board, the Company could match up to 100% of their deferrals; however, the Company has never elected to grant a match. For a complete description of each Named Executive Officer’s contributions, earnings and aggregate account balance, see the table entitled “Nonqualified Deferred Compensation” herein.

Executive Compensation Policies and Processes

Timing of Long-Term Incentive Awards

Beginning in December 2006, the Committee determined that it would make all LTI awards at its meeting held in December of each year.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and other named executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options and PSUs we grant are designed to qualify as performance-based so they are not subject to this deduction limitation. While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Stock Ownership Guidelines

With the creation of the current LTI program, the Company has encouraged stock ownership through equity awards to our executives. We believe it is important that the interests of our executives and directors be aligned with the long-term interests of our stockholders. Effective January 1, 2007, the Committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each executive officer is required to own shares of stock equal in value to a designated multiple of his or her base salary based on the executive’s position:

Stock Value as a Multiple
Position	of Base Salary

Chief Executive Officer	4x
Chief Operating Officer and Chief Financial Officer	3x
Executive Vice Presidents (including our General Counsel)	2x
All other executive officers	1x

The required share amounts are determined as of the date the officer becomes subject to the guidelines, and is calculated by dividing each officer’s applicable base salary multiple by the 365-day average closing price of our common stock as reported on the New York Stock Exchange, and then rounding to the nearest 100 shares. The target ownership level does not change with changes in base salary or common stock price, but will change in the event the officer’s position level changes. Our executive officers are required to achieve their required ownership levels within five years from the date they become subject to the guidelines. Our Committee will administer the guidelines and will periodically review each participant’s compliance (or progress towards compliance) and may impose additional requirements the Committee determines are necessary or appropriate to achieve the purposes of this program.

Executive Employment Agreements

We have entered into employment agreements with all of our executive officers, which are described below. Pursuant to these agreements, our executives are entitled to additional benefits in connection with certain terminations of employment. We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the Company’s interest by promoting a continuity of management in the context of an actual or threatened change in control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

In connection with a termination of employment following a change in control, we provide our executive officers with a gross-up payment to reimburse the executive for any excise tax imposed by Code Section 4999 of the Internal Revenue Code, as well as any additional income and excise taxes resulting from such reimbursement. Code Section 4999 imposes a 20% excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. The intent of the tax gross-up is to provide a benefit without a tax penalty to those executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for these executive officers is consistent with market practice, is a valuable executive retention tool, and is consistent with the objectives of our overall executive compensation program.

During 2007, we entered into new employment agreements with each of our executive officers, except Mr. Hall, whose prior employment agreement remains in effect. Mr. Hall’s employment agreement has a term that currently expires on July 15, 2010. The term is automatically renewed for an additional year on each July 15 unless the Company or Mr. Hall gives at least 90 days written notice that the term will not be extended. As of January 1, 2008, Mr. Hall’s current annual base salary is $760,000. He is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives and is eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Committee. Mr. Hall’s employment agreement contains non-competition and other provisions intended to protect our interests in the event that Mr. Hall ceases to be employed. The agreement provides for the termination of Mr. Hall’s employment upon his death or disability, by us for cause or by Mr. Hall for good reason. In relation to the Company, cause is defined to include a willful and continued failure by Mr. Hall to substantially perform his duties, or willful misconduct by him that is materially injurious to us. In relation to Mr. Hall, good reason includes any failure by us to comply with any material provision of his employment agreement. The agreement also provides for termination under certain circumstances relating to a change in control of the Company.

The employment agreements with our other named executive officers have terms that expire on either April 1, 2011 (for Messrs. Taylor and Mr. Blanchard) or April 1, 2010 (for Mr. Bernard); provided however, that on April 1st of each year the term shall be automatically extended for one additional year unless prior written notice is given by either party. Like Mr. Hall’s, the agreements provide for the termination of employment upon the executive officer’s death or disability, by the Company for cause or by the executive for good reason. The agreements also provide for termination by the executive officer under certain circumstances relating to a change in control of the Company. Each of their employment agreements also contains non-competition and other provisions intended to protect our interests in the event that they cease to be employed.

See the discussion below under “Potential Payments upon Termination or Change in Control,” which details the severance and change in control benefits provided for by these agreements.

Compensation Committee Report On Executive Compensation

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Richard A. Pattarozzi
Harold J. Bouillion
James M. Funk
Justin L. Sullivan

Executive Officer Compensation

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other highest paid executive officers for the fiscal year ended December 31, 2007.

Summary Compensation Table

						Non-
						Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Terence E. Hall Chairman,	2007	$685,539	$250,219	$382,142	$541,937	$2,917,687	$82,129	$4,859,653
Chief Executive Officer	2006	$571,000	$675,000	$122,583	$259,176	$525,000	$67,214	$2,219,973

Kenneth L. Blanchard	2007	$426,615	$175,000	$347,382	$235,724	$1,352,063	$27,102	$2,563,886
President, Chief Operating	2006	$356,846	$162,000	$229,027	$125,560	$325,000	$29,323	$1,227,756
Officer

Robert S. Taylor	2007	$335,385	$105,000	$121,872	$172,846	$975,469	$24,739	$1,735,311
Chief Financial Officer,	2006	$285,385	$125,000	$38,954	$100,339	$250,000	$20,207	$819,885
Executive Vice President, Treasurer

A. Patrick Bernard	2007	$278,077	$50,000	$77,615	$109,272	$683,269	$24,345	$1,222,578
Senior Executive	2006	$220,615	$90,000	$24,522	$61,305	$210,000	$23,013	$629,455
Vice President

Gregory L. Miller(6)	2007	$254,154	$50,000	$77,748	$113,071	$648,057	$21,381	$1,164,411
Executive Vice President	2006	$231,231	$60,000	$26,715	$56,819	$166,894	$20,273	$561,932

(1)	Represents the discretionary portion of the annual incentive bonus awards made to our named executive officers for 2007. The remaining portion of each officer’s annual incentive bonus for 2007 is reported under “Non-Equity Incentive Plan Compensation,” and represents payments based on achievement of pre-established performance targets for 2007.

(2)	The amounts included represent the compensation cost we recognized in 2007 related to restricted stock awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 3 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2007.

(3)	The amounts included represent the compensation cost we recognized in 2007 related to stock option awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 3 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 21, 2007. Please see the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2007.

(4)	For 2006, amounts reflect the annual cash incentive bonus received by our named executive officers for fiscal year 2006. For 2007, amounts reflect the annual cash incentive bonus received by our named executive officers for fiscal year 2007 and the payout of performance share units (PSUs) that vested on December 31, 2007, as set forth below. As permitted under the terms of the PSUs, prior to payout of the PSUs, the Board elected to pay 50% of the aggregate value of the PSUs reflected below in shares of our common stock on March 31, 2008. Please see the “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information regarding the PSUs.

	Annual Cash	PSU
Name	Incentive	Payout

Mr. Hall	$1,399,781	$1,517,906
Mr. Blanchard	$725,625	$626,438
Mr. Taylor	$493,594	$481,875
Mr. Bernard	$379,688	$303,581
Mr. Miller	$315,563	$332,494

(5)	For 2007, includes (i) matching contributions to the Company’s 401(k) plan, (ii) company cost for hospitalization and health insurance, (iii) company cost for a long-term disability insurance plan, which costs are attributable to benefits in excess of those benefits provided generally for other employees, (iv) payments for life insurance policies, and (v) the value of perquisites, namely, payments under the Exec-U-Care program, the provision of an automobile to our executives, either through an automobile allowance or use of a Company owned or leased vehicle, and Mr. Hall’s use of the corporate airplane, as set forth below:

		Hospitalization					Use of
	401(k) Plan	and Health	Long-Term	Life			Company
Name	Contributions	Insurance	Disability	Insurance	Exec-U-Care	Automobile	Airplane

Mr. Hall	$5,625	$6,948	$3,111	$768	$827	$11,123	$53,727
Mr. Blanchard	$5,625	$6,948	$1,935	$768	$5,053	$6,773	n/a
Mr. Taylor	$5,625	$6,948	$1,519	$768	$4,194	$5,685	n/a
Mr. Bernard	$5,625	$6,108	$1,266	$768	$978	$9,600	n/a
Mr. Miller	$5,625	$6,108	$1,148	$768	$1,361	$6,371	n/a

Mr. Hall is allowed to use a corporate airplane for personal travel. We calculate the aggregate incremental cost of Mr. Hall’s personal use by multiplying the number of hours of personal use by the hourly cost to operate the plane, adding in incidental expenses. Mr. Hall reimburses us for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses us for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots. The $53,727 included in “All Other Compensation” represents the difference between the aggregate incremental cost to us of Mr. Hall’s personal use of the airplane and the amount reimbursed by Mr. Hall.

(6)	Mr. Miller ceased to be an executive officer of the Company on March 14, 2008 in connection with the Company’s divestiture of 75% of its interest in SPN Resources, LLC.

The following table presents additional information regarding stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2007.

Grants of Plan-Based Awards
During Fiscal Year 2007

						All Other	All Other
						Stock	Option
		No. of Units				Awards:	Awards:	Exercise
		Granted Under	Estimated Future Payouts			Number	Number of	or Base	Grant Date
		Non-Equity	Under Non-Equity Incentive			of Shares	Securities	Price of	Fair Value
	Grant	Incentive	Plan Awards			of Stock	Underlying	Option	of Stock and
Name	Date	Plan Awards(2)	Threshold	Target	Maximum	or Units(3)	Options(3)	Awards	Option Awards

Terence E. Hall
Annual Bonus(1)			$311,063	$622,125	$1,244,250
PSU Grant	12/06/07	15,200	760,000	1,520,000	3,040,000
Restricted Stock	12/06/07					21,205			$759,987
Stock Option	12/06/07						52,999	$35.84	760,006
Kenneth L. Blanchard
Annual Bonus(1)			$161,250	$322,500	$645,000
PSU Grant	12/06/07	6,463	323,125	646,250	1,292,500
Restricted Stock	12/06/07					9,016			$323,133
Stock Option	12/06/07						22,533	$35.84	323,123
Robert S. Taylor
Annual Bonus(1)			$109,688	$219,375	$438,750
PSU Grant	12/06/07	4,563	228,125	456,250	912,500
Restricted Stock	12/06/07					6,365			$228,122
Stock Option	12/06/07						15,908	$35.84	228,121
A. Patrick Bernard
Annual Bonus(1)			$84,375	$168,750	$337,500
PSU Grant	12/06/07	3,938	196,875	393,750	787,500
Restricted Stock	12/06/07					5,493			$196,869
Stock Option	12/06/07						13,729	$35.84	196,874
Gregory L. Miller
Annual Bonus(1)			$70,125	$140,250	$280,500
PSU Grant	12/06/07	2,625	131,250	262,500	525,000
Restricted Stock	12/06/07					3,662			$131,246
Stock Option	12/06/07						9,153	$35.84	131,254

(1)	The amounts shown reflect possible payments under our annual incentive bonus program for fiscal year 2007, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary. The amounts actually paid to the named executive officers for 2007 pursuant to this program are reflected in the “Summary Compensation Table” herein. Please see the “Executive Compensation — Compensation Discussion and Analysis — Annual Incentive Bonus” for more information regarding this program and the related performance measures.

(2)	The amounts shown reflect grants of performance share units (PSUs) under our 2005 Stock Incentive Plan. The PSUs have a three year performance period. The performance period for the PSUs granted on December 6, 2007 is January 1, 2008 through December 31, 2010. Please see the “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information regarding the PSUs.

(3)	The stock options and shares of restricted stock were granted under our 2005 Stock Incentive Plan.

The following table illustrates the outstanding equity awards held by our named executive officers as of December 31, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of					Market
	Securities	Securities				Number of	Value of
	Underlying	Underlying				Shares or	Shares or
	Unexercised	Unexercised				Units of	Units of
	Options	Options		Option	Option	Stock That	Stock That
	(#)	(#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested(1)	Vested(2)

Terence E. Hall	93,617	—		$9.31	04/04/2011	51,340	$1,767,123
	490,000	—		10.66	08/10/2014
	188,500	—		17.46	06/24/2015
	25,134	50,266	(3)	24.99	02/23/2016
	15,143	30,293	(4)	35.69	12/14/2016
	—	52,999	(5)	35.84	12/06/2017

Kenneth L. Blanchard	65,000	—		$9.46	06/06/2012	30,422	$1,047,125
	200,000	—		10.66	08/10/2014
	78,000	—		17.46	06/24/2015
	10,400	20,800	(3)	24.99	02/23/2016
	6,997	13,998	(4)	35.69	12/14/2016
	—	22,533	(5)	35.84	12/06/2017

Robert S. Taylor	55,000	—		$9.46	06/06/2012	16,003	$550,823
	150,000	—		10.66	08/10/2014
	60,000	—		17.46	06/24/2015
	8,000	16,000	(3)	24.99	02/23/2016
	4,863	9,728	(4)	35.69	12/14/2016
	—	15,908	(5)	35.84	12/06/2017

A. Patrick Bernard	90,000	—		$10.66	08/10/2014	11,533	$396,966
	37,500	—		17.46	06/24/2015
	5,000	10,000	(3)	24.99	02/23/2016
	3,039	6,081	(4)	35.69	12/14/2016
	—	13,729	(5)	35.84	12/06/2017

Gregory L. Miller	65,000	—		$10.66	08/10/2014	9,829	$338,314
	41,500	—		17.46	06/24/2015
	5,534	11,066	(3)	24.99	02/23/2016
	2,982	5,967	(4)	35.69	12/14/2016
	—	9,153	(5)	35.84	12/06/2017

(1)	The shares of restricted stock held by our named executive officers vest as follows:

	Total
	Unvested
	Restricted
Name	Stock	Vesting Schedule

Mr. Hall	51,340	5,252 shares vesting on each of 2/23/08 and 2/23/09;
		6,544 vesting on each of 1/1/08 and 1/1/09 and 6,543 shares vesting on 1/1/10;
		7,069 shares vesting on 1/1/09 and 7,068 shares vesting on each of 1/1/10 and 1/1/11.
Mr. Blanchard	30,422	8,000 shares vesting on 1/2/08;
		2,168 shares vesting on 2/23/08 and 2,167 shares vesting on 2/23/09;
		3,024 shares vesting on each of 1/1/08 and 1/1/09 and 3,023 shares vesting on 1/1/10;
		3,006 shares vesting on 1/1/09 and 3,005 shares vesting on each of 1/1/10 and 1/1/11.
Mr. Taylor	16,003	1,667 shares vesting on each of 2/23/08 and 2/23/09;
		2,102 shares vesting on 1/1/08 and 2,101 shares vesting on each of 1/1/09 and 1/1/10;
		2,122 shares vesting on each of 1/1/09 and 1/1/10 and 2,121 shares vesting on 1/1/11.
Mr. Bernard	11,533	1,050 shares vesting on each of 2/23/08 and 2/23/09;
		1,314 shares vesting on 1/1/08 and 1,313 shares vesting on each of 1/1/09 and 1/1/10;
		1,831 shares vesting on each of 1/1/09,1/1/10 and 1/1/11.
Mr. Miller	9,829	1,150 shares vesting on each of 2/23/08 and 2/23/09;
		1,289 shares vesting on each of 1/1/08, 1/1/09, and 1/1/10.
		1,221 shares vesting on each of 1/1/09 and 1/1/10 and 1,220 shares vesting on 1/1/11.

(2)	Based on the closing price of our common stock on December 31, 2007 ($34.42), as reported on the New York Stock Exchange.

(3)	The unvested options will vest in equal increments on February 23, 2008 and 2009.

(4)	The unvested options will vest in equal increments on December 31, 2008 and 2009.

(5)	The unvested options will vest in one-third equal increments on December 31, 2008, 2009 and 2010.

The following table provides information regarding the value realized by our named executive officers upon the exercise of stock options and the vesting of restricted stock awards during the year ended December 31, 2007.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Options	Value Realized	Acquired	Value Realized
Name	Exercised	on Exercise	on Vesting	on Vesting

Terence E. Hall	300,000	$9,234,607	5,252	$159,398
Kenneth L. Blanchard	117,000	$3,610,149	10,168	$327,239
Robert S. Taylor	135,000	$4,164,399	1,668	$50,624
A. Patrick Bernard	25,000	$774,730	1,051	$31,898
Gregory L. Miller	60,000	$1,804,962	1,151	$34,933

The following table summarizes the compensation our named executive officers have deferred under our Nonqualified Deferred Compensation Plan.

Non-Qualified Deferred Compensation for Fiscal Year 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY(1)	Last FY	Last FY	Distributions	12/31/07(2)

Terence E. Hall	$600,000	0	$61,009	0	$1,293,915
Kenneth L. Blanchard	$531,132	0	$86,263	0	$1,351,381
Robert S. Taylor	$391,643	0	$67,906	0	$1,025,493
A. Patrick Bernard	$253,768	0	$40,078	0	$522,831
Gregory Miller	$219,250	0	$89,944	0	$660,522

(1)	The amounts reflected are part of each executive’s total compensation for 2007, and are also included under the salary and bonus columns in the “Summary Compensation Table” herein, with the exception of Mr. Hall, whose contributions to the plan were made from his bonus alone.

(2)	The following amounts reflected in this column for each named executive officer were included in the 2006 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Hall — $300,000, Mr. Blanchard — $355,972, Mr. Taylor — $268,359, Mr. Bernard — $123,417 and Mr. Miller — $327,996.

The Nonqualified Deferred Compensation Plan is intended for the executive officers of the Company and other senior managers in the Company who qualify for participation. Participants in the program may make an advance election each year to defer up to a maximum of 75% of base salary and 100% of their annual bonus. Participants are immediately 100% vested in their benefits under the plan, and may choose from a variety of investment vehicles to invest their deferrals over the deferral period. The plan provides that benefits are paid out in either a lump-sum payment or in equal annual payments over 2 to 15 year period, as elected by the participant. In addition, regardless of a participant’s election as to payment, a lump-sum payment of benefits will be made following a participant’s termination of employment (unless the participant is at least age 55 with at least five years of service at termination, in which case the participant’s payments shall commence but installment elections will be honored) or following a participant’s death or disability. Although the plan provides that upon approval by the Board, the Company may provide a match of up to 100% of the deferrals, the Company has not elected to provide a match.

Potential Payments upon Termination or Change in Control

In addition to the post-employment benefits provided under the Company’s 401(k) plan and non-qualified deferred compensation plan (described above), we provide the following additional benefits to our named executive officers in connection with termination of employment or a change in control.

Employment Agreement — Mr. Hall.  Pursuant to Mr. Hall’s employment agreement, upon termination of Mr. Hall’s employment, the Company must pay him (or his estate in the event of a termination as a result of death) all compensation owing through the date of his termination, including any bonuses, incentive compensation or other amounts accrued and payable to him as of such date. In addition, if Mr. Hall’s employment is terminated as a result of disability or death, he or his estate is also entitled to a lump sum payment in an amount equal to his annual base salary. If Mr. Hall’s employment is terminated by the Company without cause or by Mr. Hall for good reason then, in addition to any amounts otherwise due to him under the employment agreement, Mr. Hall is entitled to a lump-sum payment equal to the product of the sum of his base salary and the bonus paid or payable to him for the preceding fiscal year and the greater of the number of years (including partial years) remaining in his term of employment or the number 2. Finally, if Mr. Hall terminates his employment for good reason within two years following a change in control of our Company, in addition to amounts otherwise due him under the employment agreement, he is entitled to (i) a lump-sum payment equal to two times his then current annual base salary plus the bonus payable to him for the preceding fiscal year, (ii) continue his participation in our medical, dental, accidental death, and life insurance plans for two years, subject to COBRA required benefits thereafter, and (iii) be fully-vested in any stock options, stock grants and PSUs (at maximum value) held by him. Mr. Hall will also receive a payment in an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change of control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code.

Employment Agreements — Other Named Executive Officers.  Effective June 1, 2007, we entered into new employment agreements with our named executive officers. Pursuant to the agreements, in the event an executive officer’s employment is terminated under certain circumstances relating to a change in control of the Company, including termination by the executive officer for good reason, the executive officer shall receive in addition to any other amounts payable (i) a lump-sum payment within 30 days after the date of such termination in an amount equal to two and one-half (2.5x) times (for Messrs. Blanchard and Taylor) or two (2x) times (for Messrs. Bernard and Miller) the sum of (A) the executive officer’s base salary and (B) the greater of (x) the average annual bonus paid to the executive officer for the three fiscal years preceding the year in which the executive officer’s employment is terminated or (y) the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year; (ii) for two and one-half years (for Messrs. Blanchard and Taylor) or two years (for Messrs. Bernard and Miller) after the date of such termination, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements; and (iii) outplacement services during the one-year period following the termination. The executive will also receive a payment in an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change in control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code. In addition, pursuant to the terms of our incentive plans, all stock options, restricted stock grants and PSUs (at maximum value) held by these officers will immediately vest upon a change of control.

In the event an executive officer’s employment is terminated by the Company, except upon the executive officer’s death or disability, by the Company for cause or under certain circumstances relating to a change in control of the Company, the employment agreements provide that the executive officer shall receive, in addition to any other amounts payable, (i) one lump-sum payment within 30 days after the date of such termination in an amount equal to (A) the greater of (x) two (for Messrs. Blanchard and Taylor) or one (for Messrs. Bernard and Miller) and (y) the number of full and partial calendar months remaining in the term as of the date of termination divided by 12, multiplied by (B) the sum of the base salary and the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year; and (ii) for the remainder of the term, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2007 termination date, and where applicable, using the closing price of our common stock of $34.42 (as reported on the New York Stock Exchange as of December 31, 2007).

			Restricted
		Options	Stock	Performance
	Lump Sum	(Unvested	(Unvested	Share
	Severance	and	and	Units	Health	Tax
Name	Payment	Accelerated)	Accelerated)	(Accelerated)	Benefits	Gross-Up	Total

Terence E. Hall
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a	—
• Death/Disability	$725,000	n/a	$1,767,123	(3)	n/a	n/a	$2,492,123
• Termination-Good Reason/No Cause	$4,889,500	n/a	(2)	(3)	n/a	n/a	$4,889,500
• Termination after Change of Control(1)	$3,125,000	$474,008	$1,767,123	$7,417,500	$21,072	$3,955,767	$16,760,470

Kenneth L. Blanchard
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	n/a	$1,047,125	(3)	n/a	n/a	$1,047,125
• Termination-No Cause	$1,771,875	n/a	(2)	(3)	23,706	n/a	$1,795,581
• Termination after Change of Control(1)	$1,989,063	$196,144	$1,047,125	$3,237,500	$26,340	$2,165,145	$8,661,317

Robert S. Taylor
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	n/a	$550,823	(3)	n/a	n/a	$550,823
• Termination-No Cause	$1,299,375	n/a	(2)	(3)	23,706	n/a	$1,323,081
• Termination after Change of Control(1)	$1,544,583	$150,880	$550,823	$2,312,500	$26,340	$1,576,662	$6,161,788

A. Patrick Bernard
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	n/a	$396,966	(3)	n/a	n/a	$396,966
• Termination-No Cause	$600,000	n/a	(2)	(3)	13,170	n/a	$613,170
• Termination after Change of Control(1)	$1,015,834	$94,300	$396,966	$1,665,000	$21,072	$1,326,743	$4,519,915

Gregory L. Miller
• Retirement	n/a	n/a	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	n/a	$338,314	(3)	n/a	n/a	$338,314
• Termination-No Cause	$503,750	n/a	(2)	(3)	13,170	n/a	$516,920
• Termination after Change of Control(1)	$957,930	$104,352	$338,314	$1,422,000	$21,072	$1,120,285	$3,963,953

(1)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (2) all restrictions on outstanding restricted shares would lapse, and (iii) all outstanding performance share units would be paid out as if the maximum level of performance had been achieved.

(2)	Pursuant to the terms of the Restricted Stock Agreements, upon termination of the executive’s employment as a result of retirement or termination by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock.

(3)	Pursuant to the terms of the Performance Share Unit Award Agreements, if an executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, or termination for any reason other than the voluntary termination by the executive or termination by the Company for cause, then the executive shall forfeit as of the date of termination a number of units determined by multiplying the number of units by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or retirement to the end of the performance period and the denominator of which is thirty six (36). The remaining units shall be valued and paid out to the executive in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. See the discussion of the performance share units in “Executive Compensation — Compensation Discussion and Analysis” above.

Equity Compensation Plan Information

The following table presents information as of December 31, 2007, regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,257,672	$14.87	2,328,106
Equity compensation plans not approved by security holders	—	—	—

Total	3,257,672		2,328,106

CERTAIN TRANSACTIONS

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the United States Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, by our Audit Committee. The Audit Committee reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any such related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Messrs. Sullivan as Chairman, Bouillion, Howard, and Pattarozzi. Each of these individuals meets the independence requirements of the New York Stock Exchange, as well as any other applicable legal and regulatory requirements. The duties and responsibilities of the Audit Committee are set forth in its written charter adopted by the Board. The committee reassesses its charter as conditions dictate, but in no event less than once a year, and updates it to comply with the rules of the New York Stock Exchange and any other applicable legal and regulatory requirements.

The Audit Committee reviewed and discussed our financial statements with management, which is primarily responsible for preparing the statements, and our independent registered public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, and has reviewed KPMG’s independence. As part of the committee’s review of KPMG’s independence, it received and discussed the written disclosures and the letter from KPMG required by Independence Standards Board Statement No. 1. The Audit Committee has also considered whether KPMG’s provision of non-audit services to us, which are described below, was compatible with its independence. The committee has concluded that it is.

Based on its reviews and discussions with management and KPMG, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Justin L. Sullivan
Harold J. Bouillion
Ernest E. Howard, III
Richard A. Pattarozzi

Fees Paid to Independent Registered Public Accounting Firm

KPMG has billed us the following amounts for professional services rendered during each of the fiscal years represented:

	Fiscal Year Ended December 31,
	2007	2006

Audit Fees(1)	$1,428,454	$907,943
Audit-Related Fees(2)	288,345	693,134
Tax Fees(3)	244,422	116,362
All Other Fees	—	—

(1)	Reflects fees for services rendered for the audits of our annual financial statements for the fiscal year indicated and reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year.

(2)	Reflects fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” The increase in Audit-Related Fees in 2006 primarily related to services performed in connection with acquisitions (primarily our acquisition of Warrior Energy Services Corporation), our $300 million senior note offering in May 2006 and our $400 million exchangeable note offering in December 2006.

(3)	Reflects fees for professional services rendered for tax compliance, tax advice, and tax planning.

Pre-Approval Process

The services performed by the independent auditor in 2007 were pre-approved by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by our independent auditor. The Audit Committee has delegated pre-approval authority for certain routine audit, audit related and tax services specifically listed in the pre-approval policy to its chairman for any individual service estimated to involve a fee of less than $75,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management its responsibility to pre-approve services to be performed by the Company’s independent auditor. All audit, audit-related and tax services not specifically listed in the pre-approval policy must be separately pre-approved by the Audit Committee.

Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer and must include joint statements from the independent auditor and Chief Financial Officer as to whether, in their view, the request is consistent with the Securities and Exchange Commission’s rules on auditor independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. To the best of our knowledge, all required forms were timely filed with the SEC during 2007.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, which selection is submitted to our stockholders for ratification. If our stockholders do not ratify the selection of KPMG LLP by the affirmative vote of holders of a majority of the voting power present or represented at the annual meeting, the selection will be reconsidered by the audit committee.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

The audit committee and our board of directors recommends that you vote to ratify the retention of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

2009 STOCKHOLDER NOMINATIONS AND PROPOSALS

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Secretary, Superior Energy Services, Inc. 1105 Peters Road, Harvey, Louisiana 70058 by December 19, 2008.

Our By-laws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 120 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2009 annual meeting, a stockholder’s notice must be received by our Secretary between and including January 21, 2009 and February 20, 2009. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors

GREG ROSENSTEIN
Secretary

Harvey, Louisiana
April 18, 2008

0 SUPERIOR ENERGY SERVICES, INC. 1105 PETERS ROAD HARVEY, LOUISIANA 70058 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2008 By signing this proxy, you revoke all prior proxies and appoint Greg A. Rosenstein, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side at Superior’s annual meeting of stockholders to be held on May 21, 2008, and any adjournments thereof. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE) 14475

ANNUAL MEETING OF STOCKHOLDERS OF
SUPERIOR ENERGY SERVICES, INC.
May 21, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2008. This proxy statement and the 2007 annual report are available at http://ww3.ics.adp.com/streetlink/SPN Please detach along perforated line and mail in the envelope provided. 20730000000000000000 5 052108 1. Election of directors 2. ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008; and NOMINEES: FOR ALL NOMINEES O Harold J. Bouillion 3. consider any other business that may properly come before the meeting. O Enoch L. Dawkins O James M. Funk WITHHOLD AUTHORITY WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE FOR ALL NOMINEES O Terence E. Hall VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL O Ernest E. “Wyn” Howard, III FOR ALL EXCEPT BE VOTED FOR THE NOMINEES LISTED ON THIS PROXY CARD AND FOR O Richard A. Pattarozzi (See instructions below) PROPOSAL 2. THE INDIVIDUAL DESIGNATED ON THE REVERSE SIDE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. O Justin L. Sullivan PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.